EXHIBIT 99.1

DARLING INGREDIENTS REGRETFULLY ANNOUNCES THE PASSING OF
CHARLES MACALUSO, A MEMBER OF THE BOARD SINCE 2002

IRVING, TX, Feb. 23, 2021 – Darling Ingredients Inc. (NYSE: DAR), It is with great sadness that Darling Ingredients announces the passing of Charles Macaluso, longtime board member and friend on February 22, 2021.

Mr. Macaluso “Mac” joined the Darling board in 2002, where he faithfully served as a director in various capacities. He most recently served as Lead Director and Chairman of the Nominating and Corporate Governance Committee.

“Mac was a dear friend and mentor to many of us at Darling and we are forever grateful for his many contributions over his nineteen years of service. Mac’s input and leadership was vital in driving unprecedented growth and success at Darling,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “Mac will be greatly missed, and Darling employees and board members wish his family our sincerest condolences during this time.”

For over 20 years, Mr. Macaluso served as a Principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm. Mr. Macaluso brought substantial experience from both private equity and public company exposure, serving on the boards of directors of numerous public companies.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is one of the world's leading producers of organic ingredients, producing a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. The Company sells its products around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America's largest renewable diesel manufacturer, currently producing approximately 290 million gallons of renewable diesel annually which products reduce Green House Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company's website at http://www.darlingii.com. For more information on Darling's ESG efforts, visit http://www.darlingii.com/csr.

For more information contact:
Investors	Media
Jim Stark	Melissa Gaither
VP, Investor Relations	VP, Global Communications & Sustainability
+1 (972) 281-4823	+1 (972) 281-4478
james.stark@darlingii.com	mgaither@darlingii.com